Exhibit 99.3

Consent to Serve as Director

First Commonwealth Financial Corporation has filed a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration of shares of First Commonwealth Financial Corporation to be issued to shareholders of Centric Financial Corporation in connection with the proposed acquisition of Centric Financial Corporation by First Commonwealth Financial Corporation. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person to become a director of First Commonwealth Financial Corporation in the Registration Statement, as it may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Patricia A. Husic

Patricia A. Husic